FOR IMMEDIATE RELEASE

For Dollar General: Tawn Earnest (media)

(615) 855-5209

Emma Jo Kauffman (investors)

(615) 855- 5525

For Governor Mitch Daniels:  Jane Jankowski

(317) 232-1622

For the City of Marion: Stacy Henderson

(765) 668-4401

DOLLAR GENERAL TO BUILD DISTRIBUTION CENTER IN MARION, INDIANA

Retailer to invest $70 million and employ approximately 500 workers

GOODLETTSVILLE, TENN. (May 10, 2005) -- Dollar General Corporation (NYSE:DG) today announced plans to build a distribution center in Marion, Indiana. It will be the ninth facility in the growing retailer’s distribution network.

Pending final documentation and all required governmental approvals, the company plans to build a 1.1 million square-foot facility on a 188-acre site on State Route 18, near Interstate 69.

The total cost for the distribution center and transportation shop, including equipment and fixtures, is expected to be approximately $70 million. At full capacity, the Dollar General facility will likely employ about 500 people. Additionally, Dollar General’s third-party transportation provider has indicated that it expects to employ approximately 90 people. The company expects to begin site work by the end of the month and to complete construction by the fall of 2006.

“To reinforce our service to customers and to support our company’s network of stores, we’re expanding the distribution network to include a ninth distribution center,” said Lloyd Davis, senior vice president, supply chain operations. “We are excited about our decision to build in Marion. We are attracted to the quality of Marion’s work force and its proximity to our service area. Governor Mitch Daniels and Mayor Wayne Seybold are enthusiastic partners, and we are grateful for their collaboration.”

Governor Mitch Daniels joined Davis in making the announcement official.

“This is an important economic win for Marion and Indiana. A lot of people combined to make this happen, but the biggest selling point is the great work force available in Grant County,” said Governor Daniels. “This is a great day, but we need dozens more announcements like this all over Indiana before we can begin to celebrate.”

Dollar General operates more than 270 stores in Indiana, including 3 stores in the Marion area.

“We are honored that Dollar General decided to ‘Make It Marion!’  They will have an immediate and positive impact upon the City of Marion and Grant County,” said Mayor Seybold. “We could not be more thrilled to have such a good corporate citizen in our city.”

Dollar General’s other distribution centers are located in Kentucky, Oklahoma, Virginia, Mississippi, Missouri, Florida, Ohio and South Carolina. McCallum Sweeney Consulting of Greenville, S.C., assisted Dollar General in its site selection for the Marion facility.

About Dollar General

Dollar General is a Fortune 500® discount retailer with more than 7,500 neighborhood stores. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices. The company has a longstanding tradition of supporting literacy and education in the U.S. In 2004, the company helped more than 8,700 people take their first steps toward literacy, a general education diploma or English proficiency. For more information about Dollar General, go to www.dollargeneral.com.

Forward-Looking Statement Disclaimer

This press release contains forward-looking information, including information regarding the expected construction schedule for the Marion, Indiana distribution center, the employment needs anticipated to be generated thereby, the date the distribution center is expected to be operational, and the expected cost of construction. The words “intends,” “anticipates,” ”scheduled,” “expected,” “plan,” ”projected,” and similar expressions generally identify forward-looking statements.  The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements.  A number of factors may result in actual results differing from such forward-looking information, including, but not limited to transportation delays or interruptions, inclement weather, interruptions in the contractor’s or any subcontractor’s business, the ability to hire and train qualified employees, and other factors that could delay the construction schedule, such as shortages of materials, unforeseen construction scheduling, engineering, environmental or geological problems, delayed governmental approvals or final documentation, or unanticipated cost increases.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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